Exhibit 99.1

LML Payment Systems, Inc.
Fiscal 2008 Fourth Quarter and Year-End Conference Call
June 18, 2008

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2008 Fourth Quarter and Year-End Conference Call.

With us on the call today is Patrick Gaines, CEO of LML Payment Systems, Richard Schulz, Controller and Chief Accounting Officer of LML and Craig Thomson, President of Beanstream Internet Commerce.

Everyone should have access to the press release which went out yesterday regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in yesterday's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in yesterday's release or today’s call.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick:
Good afternoon everyone and thank you for joining us here today as we discuss results for our fourth quarter and fiscal year 2008. We believe we have just completed a very important and very successful fourth quarter and fiscal year.

Revenue for the fourth quarter was $3.3 million, an increase of 107% from the same period last year. We provided approximately $800,000 in cash flow from operations and signed up an additional   550 customers during the quarter. We also received some long awaited intellectual property which I will address a little later.

For the fiscal year end March 31, 2008, we are pleased to report revenue of $11.3 million an increase of 73% from the previous year. Cash flow from operations was $540,000 for the year.

The positive results of our fourth quarter and fiscal year, were reflective of a fundamental shift in the company that began at the beginning of this fiscal year, carried through our fourth quarter, and is still ongoing today.

Earlier in the year, we looked carefully at trends in our industry and with our own product mix and it became increasingly clear that checks were becoming less popular as a method of consumer payment.  At the same time, it was apparent that other forms of electronic payments were increasingly being substituted for paper checks.

Studies released by the US Federal Reserve last year, supported our view that while checks remain a viable payment option; we are going to see less and less written.

As a result, we evaluated our current service offerings in which we considered profitability; growth prospects; and processing platform requirements for each service. We determined that certain services were not profitable, or did not have a high prospect for growth, or could not effectively be consolidated on to a less expensive processing platform.

The resulting product decisions made during the third and fourth quarter of the past year, allowed us to consolidate our service offerings onto a single processing platform and then consolidate four data centers into two.

We believe that some of these efficiencies are visible now as we reported Non GAAP earnings per share of 1 cent for the fourth quarter and 5 cents per share for the year.  In a few minutes, Richard will speak to the financial aspects of these initiatives, including the costs we incurred, and the new efficiencies we believe we can achieve as we move forward including a description of how Non-GAAP reconciles to GAAP .

Our second major initiative was the acquisition and integration of Beanstream Internet Commerce. With that acquisition we began to expand our focus from a check processor to a payments technology provider.

The current list of Beanstream products includes payment gateway, online debit, online credit, EFT, ACH, consumer authentication and fraud protection. Many of these payment products have been integrated into third party shopping carts and web-hosted  sites and all products support both Canadian and US currency settlement.

While many of these products are designed for online commerce, many can be employed by traditional brick and mortar clients to leverage the internet to make or receive electronic payments. Specifically, EFT payroll services which we currently offer and electronic bill payment and presentment, which we are developing, are two services that will have an impact on the both the B2C and B2B markets.

With a core foundation in place, what we find particularly exciting is the size and scope of the market opportunity before us.

Online commerce in Canada grew by 26% last year and has been growing in double digits for the last 6 consecutive years, and is now a $62 billion dollar industry.

Currently, it is estimated that only 7% of merchants are selling online. We believe that electronic payments and eCommerce markets will continue to grow as more and more businesses decide to sell, or make payments electronically over the internet. We believe that this currently low merchant count, will actually provide a long runway of growth as more and more merchants begin to leverage the internet and services such as ours to make or receive payments.

Online commerce continues to grow respectively in other markets. In the US, the market is estimated to be $174 billion and growing in double digits as well.

Clearly, people are using the internet to make purchases. We believe the use of the internet has become ingrained into people’s habits when it comes to product research and buying patterns. Online sales have surpassed telephone and catalogue orders and are now second only to in-store sales. What we also find remarkable about this market opportunity is our belief that despite this tremendous growth, online sales only account for 3% of total shopping. Again, this speaks directly to the long runway to growth.

Important consumer drivers of online commerce are convenience, selection and value. We also believe busy lifestyles of consumers and the availability of broadband internet access will continue to be major drivers of this growing market opportunity.

It is our goal to develop secure and reliable payment products with compelling value propositions for the online and brick and mortar markets.

Our primary strategy with respect to both product development and marketing is to form strategic partnerships with other payment technology participants who can often supply part of any particular payment solution to our customers. Some of our technology partners include the Toronto Dominion Bank, First Data, Equifax and Sage Software. These partners, and others like them, often provide a piece of one of our payment solutions but also importantly, refer customers to us.

 Their involvement as partners, allows us to provide a wide range of electronic payment types and considerably extends our marketing and sales reach. It was in part due to this technology partner strategy, that during our second quarter, we announced that Beanstream was the first non-bank-owned payment provider in Canada, to offer online debit card transactions.

From a sales perspective, these partners and others like them have been extremely valuable in helping Beanstream add an additional 1,400 new customers in the last nine months.

Obviously growth is very important to us and I believe that the requisite pieces are here. Our transition to a payments technology provider has formed a base upon which to build. We have a large and growing market opportunity as eCommerce and electronic payments continue to grow across many markets; we have formed and will continue to form payment technology partnerships that will help insure that we can develop and get to market with new products and services.

We also believe that due to the pace of change in the industry, and technology in general, inorganic growth opportunities may also become an important part of our overall growth strategy. We anticipate being on the look out for specific strategic corporate opportunities within our industry.

During the Fourth quarter, we received new intellectual property from the US Patent and Trade Mark Office. Patent no. RE 40220 is a reissue of a former patent of ours and addresses certain electronic check methods and systems.

We are pleased to add this patent to our intellectual property estate. Our goal is to continue to license our technology. We have a history of successfully licensing and if necessary, enforcing, our intellectual property rights and we anticipate continuing in this regard.

Historically, we have licensed our intellectual property on a per transaction basis, either on a running royalty basis or as a fully paid up lump sum, calculated to include our estimate of future transactions.

We believe there exists a market for our technology that, according to NACHA, saw over 1 billion transactions conducted in the first quarter of calendar 2008. We continue to work with counsel with respect to licensing our intellectual property and will certainly provide updates as circumstances allow and warrant.

Now I’ll ask Richard to cover off our financial results for the quarter and the year in more detail.

Richard:	Thank-you Patrick

Total revenue for the quarter was just under $3.3 million as compared to $1,592,000 for the prior year fourth quarter, an increase in revenue of 107%. Revenue from our TPP segment was $1,943,000 for the quarter.  Gross profit on TPP revenue was just over $1 million or 51% of revenue. Revenue from our IPL segment was $411,000 as compared to $403,000 for the prior year quarter, an increase in revenue of 2%.  Revenue from our CP/SL segment was $939,000 for the current quarter as compared to $1,188,000 for the prior year quarter, a decrease in revenue of $249,000.   This expected decrease was partially attributable to the cessation of certain CP/SL segment services during the fourth quarter.  We continue to anticipate a reduction in CP/SL segment revenue of approximately $160,000 per quarter resulting from this cessation of services.

During the fourth quarter we successfully completed the migration of selected services onto a single platform and finalized the consolidation of our four data centers into two data centers. Included in our fourth quarter and fiscal 2008 results are certain non-recurring costs attributable to the data center consolidation including $247,000 in data center consolidation expenses and $726,000 for disposal of capital assets.

Non-GAAP net income for the quarter was $326,000 or $0.01 per share compared to  $240,000 for the prior year quarter. Non-GAAP net income excludes stock-based compensation, depreciation and amortization, and other non-recurring items. While non-GAAP financial measures provide supplemental information to management and investors, they are not meant to be an alternative to our GAAP financial information.  We believe non-GAAP financial measures provide greater transparency and enhanced understanding of our operating results and overall financial performance.  For a reconciliation of GAAP to Non-GAAP financial measures, please see our news release issued on June 17, 2008. On a GAAP basis, our consolidated net loss for the quarter was $1,563,000 or $(0.07) per share as compared to GAAP net income of $86,000 or $0.01 per share for the prior year quarter.

Cash provided by our operating activities was $801,000 for the quarter as compared to $107,000 for the prior year quarter, an increase of $694,000.

Total revenue for the year was $11,328,000 as compared to $6,554,000 for the prior year, an increase in revenue of 73%. Revenue from our TPP segment was $5,637,000 for the fiscal year.  Gross profit on TPP revenue was just under $2.9 million or 51% of revenue. Revenue from our IPL segment was $1,670,000 for the fiscal year as compared to $1,719,000 for the prior year.  Revenue from our CP/SL segment was $4,021,000 for the current year as compared to $4,835,000 for the prior year, a decrease in revenue of $814,000.

For the fiscal year 2008, our Non-GAAP net income was $1,174,000 or $0.05 per share compared to $194,000 or $0.01 per share for the prior fiscal year. Our GAAP net loss for the year was $2,221,000 or $(0.10) per share compared to $1,073,000 or $(0.05) per share for the prior year.

Cash provided by operating activities was $540,000 for the year.

For fiscal 2009, we’re maintaining our previous guidance of consolidated revenue in excess of $14 million.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick:
In summary, a fundamental shift has occurred with the company. As our financial results indicated, we made some bold but appropriate decisions including the decision to acquire Beanstream, decisions about our existing service mix and our provision of those services, and finally, decisions that we believe have ultimately transitioned the company from simply a check processor to a payments technology provider who with the benefit of well formed technology and marketing partnerships should be positioned to take advantage of the fast growing eCommerce market and opportunities that electronic payments provide.

In addition, we look forward to renewing our licensing activities with our new intellectual property.

Thank you and with that I will turn the call back to the operator so we can take a few questions.

Coordinator:	Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear three tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question. Ladies and gentlemen, as a reminder to register a question, please press the 1 followed by the 4. Your first question is from the line of Nancy Hull from Ladenburg Thalmann. Please go ahead with your question.

Nancy Hull:	Yeah, hi. The NACHA figure that you referenced in your prepared remarks, the $1 billion transactions in Q1 - what type of payments does that include? Is that lock box payments?

Patrick Gaines:	Yes, both those NACHA results -- the $1 billion transactions -- were web based transactions and lock box transactions combined.

Nancy Hull:
And lock box, okay thank you. and you mentioned previously that you were working on expanding the Beanstream product offering and developing some back office solutions for electronics, accounts receivable, bill pay and electronic bill presentment.

Can you give us an update on how those initiatives are proceeding?

Craig Thomson:
Nancy, it’s Craig. We’re working with -- excuse me -- one of our existing partners now on launching a new product. We should have - we finished development. We’re working on some marketing aspects right now.

We hope that we’ll see that launch publicly sometime this quarter.

Nancy Hull:	Oh great. Okay, thank you. And just one quick other question - the 550 customers that you mentioned, were any of those in the US or are they primarily Canadian customers?

Patrick Gaines:
Primarily US or I’m sorry, primarily Canadian customers. Some would have been US. I don’t have an exact breakdown, but historically new adds for us have been about 5% US, 95% Canadian although we are looking at expanding our footprint into the US by adding on some additional channel partners.

And again, we’ve got a number of sort of partners in discussions right now. We hope to have some further information on that later this quarter.

Nancy Hull:	Wonderful, thanks. That’s helpful. That’s all for me. Thank you.

Coordinator:	Our next question comes from the line of Marty Calvert from UBS World Management. Please go ahead.

Marty Calvert:
Good quarter guys. I thought everything looked like it was on track to hit the numbers that you guys had talked about in the last quarter. Going forward, where are your areas of market penetration? Are you specifically targeting the US and expanding in Canada or are you looking at other opportunities?

Craig Thomson:	Well from the TPP segment standpoint, you know, we are looking at growing our footprint internationally and internationally to us means both the US and non-Canadian merchants.

We’re working - and we’re looking at doing that a couple of ways. We are in the process of expanding our back end infrastructure to support a number of either offshore processors and acquirers or working with domestic acquirers who have the ability to settle offshore.

We’re also - as I mentioned to Nancy, we’re also in discussions with a number of channel partners that can deliver non-Canadian merchants to us. And so those two combined really amount to our strategy to growing our non-Canadian business.

Marty Calvert:
And from the customer standpoint, what is the value proposition in doing that and having it - their processing and stuff done in a separate country? Is there - what’s the - just for me to understand that a little bit better.

Craig Thomson:
You know, from a merchant perspective there’s a couple of advantages to doing that. I think the number one advantage is that over the last few quarters we’ve seen the card associations -- most notably Visa and MasterCard -- introduce cross boarder assessments that add additional fees onto, you know, US or Canadian merchants who are selling products and services outside of their own region.

So the ability for us then to introduce settlement in various regions and to establish merchants in those locales, in essence will allow us to reduce the impact of those additional fees.

The second benefit is that we have more and more merchants -- and ironically, many of them US merchants -- who wish to be able to accept payments in currencies other than US dollars or Canadian dollars for either their own hedging and risk - financial risk management reasons or simply to add value to their consumer relationship.

As they’ve got a consumer that is based overseas, that consumer may want to be able to settle in their own local currency and not deal with currency exchange with their issuer.

So those are the two minor - two major reasons for looking at the ability to settle in other reasons, as well from a product standpoint and a channel partner standpoint, most of our partners would prefer to deal with a service provider that can provide services to merchants in more than just Canada or the US.

It makes the number of integration partners they have to have reduced and also makes it less complicated from a sales and marketing standpoint on their end where they can promote Beanstream as an exclusive provider that will be able to service their merchant needs no matter where they’re located.

Marty Calvert:	That’s great, Craig. Thanks a lot. That was a great explanation. Great quarter guys. Keep it up.

Coordinator:	And our last question comes from the line of David Ferrari from Ferrari Investments. Please go ahead, sir.

David Ferrari:
Hello gentlemen, good quarter again. I think you guys are moving definitely in the right direction. Pat, this question goes to you. Since we’ve shut down the two facilities and it looks like, you know, I can assume this is a one-time charge-off our - off our books here of approximately the million dollars.

And I remember - if I remember correctly, our last conference call there was a savings of about a million and a half dollars in operating expense going forward. Is that correct?

Richard Schulz:	That’s correct, David. It’s Richard here.

David Ferrari:	Okay, Richard. Now is that an annual savings or is that over time?

Richard Schulz:	That’s an annual savings.

David Ferrari:	It is, okay. All right. And so that’ll go right to our bottom line then?

Richard Schulz:	It should ultimately, yes.

David Ferrari:
Okay. The other question is - I think it was Mr. Calvert last quarter also had asked Pat if, you know, our revenues - I know the guidance, I know somebody threw out a 14 million figure which I think you did at the end of the call here.

Marty had thrown out a 16 to 18 million. Are we looking that that’s a possibility still for this next year?

Patrick Gaines:
No, I think the guidance - in response to that question at the end of the last quarter was 14 to 18 million, David, and I think the guidance that we gave at that time said that was somewhere in the ballpark. And I think that’s what Richard has confirmed today.

David Ferrari:	Okay, great.

Coordinator:	And Mr. Gaines, we have no further questions at this time.

Patrick Gaines:	Okay. Thank you everyone for attending the call and we hope to talk to you soon.

Coordinator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.